UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 12, 2011

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland		Not applicable
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +353 1 6699 020

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board of Directors of Amarin Corporation plc (the “Company”) on December 13, 2011, in accordance with the Company’s articles of association, the Company appointed Patrick O’Sullivan as a Director of the Company and as a member of its Audit Committee, effective as of December 13, 2011. Mr. O’Sullivan replaces Dr. Manus Rogan on the Board of Directors of the Company, who resigned from the Board of Directors effective as of December 12, 2011.

In connection with his appointment and in accordance with Company’s non-employee director compensation plan, Mr. O’Sullivan has been granted an option to purchase 45,000 ordinary shares of the Company. The options granted to Mr. O’Sullivan will have an exercise price equal to the fair market value of the Company’s ordinary shares on December 13, 2011 and will vest in three equal yearly installments commencing on the first anniversary of the grant date.

Mr. O’Sullivan has more than 40 years of pharmaceutical industry experience, including more than 30 years as Chief Executive Officer and member of the Board of Directors of the LEO Pharma companies in Ireland and more than 10 years as a member of the Board of Directors of the parent company of the LEO Pharma Group in Denmark. Since 2007 Mr. O’Sullivan has been a business consultant to the pharmaceutical industry and he currently serves as a member of the Board of Directors of Merrion Pharmaceuticals Plc and Warner Chilcott Plc. Mr. O’Sullivan is a registered pharmacist who earned Bachelor of Commerce and Masters of Business Administration degrees from University College in Dublin.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2011	Amarin Corporation plc

	By:	/s/ John Thero
John Thero
President